Exhibit 5.2

RELX PLC 1-3 Strand London WC2N 5JR England		LONDON 65 Fleet Street London EC4Y 1HS
	T+	44 20 7936 4000
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	F+	44 20 7832 7001
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LDE No 23
	E	peter.allen@freshfields.com
	W	freshfields.com
	DOC ID	LON49094515
	OUR REF	PPA/TC
YOUR REF
	CLIENT MATTER NO	103037-0155

2 May 2018

Dear Sir/Madam

RELX Capital Inc. Guaranteed Debt Securities

Introduction

1. We have acted as English legal advisers to RELX PLC (REPLC) in relation to joint and several guarantees (the Guarantees) given by REPLC and RELX N.V. (RENV) in connection with the issues from time to time by RELX Capital Inc. (the Issuer) of Debt Securities (the Issues).

2. We have been asked by REPLC to deliver our opinion in respect of the Issues for the purposes of the Registration Statement on Form F-3 (filed on 2 May 2018) (the Registration Statement) filed by the Issuer, REPLC and RENV with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933 as amended (the Act). The Registration Statement relates to the offering from time to time of debt securities (the Debt Securities) of the Issuer, unconditionally guaranteed, on a joint and several basis, as to principal, interest, if any, and premium, if any, by REPLC and RENV. The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, the Prospectus contained therein and supplements to the Prospectus pursuant to Rule 415 under the Act. The Debt Securities will be issued under the Indenture (as defined herein).

Documents Reviewed

3. In connection with the Issues, we have examined the documents listed in Schedule 1 to this opinion and relied upon the statements as to factual matters contained in or made pursuant to each such document. Terms defined in Schedule 1 have the same meaning where used in this opinion.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information (including information relating to the provision of insurance mediation services) please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

Abu Dhabi Amsterdam Bahrain Beijing Berlin Brussels Cologne Dubai Düsseldorf Frankfurt am Main Hamburg Hanoi Ho Chi Minh City Hong Kong London Madrid Milan Moscow Munich New York Paris Rome Shanghai Singapore Tokyo Vienna Washington

Nature of Opinion, and Observations

4. (a)	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts, and in particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

(b)	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)	To the extent that the laws of the State of New York, the General Corporation Law of the State of Delaware and any applicable federal laws of the United States of America (upon all of which you have received the advice of Simpson Thacher & Bartlett LLP) or the laws of the Netherlands (upon which you have received the advice of De Brauw Blackstone Westbroek) may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws including the matters contained in the opinions of Simpson Thacher & Bartlett LLP and De Brauw Blackstone Westbroek. We express no views on the validity of the matters set out in such opinions.

(d)	We should also like to make the following observations:

(i)	Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Documents, the Registration Statement or any related documents are accurate, complete or reasonable;

(ii)	Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion in relation to the Issues. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents;

(iii)	Formulae and Cash flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in any of the Documents, or any cash flow model used or to be used in connection with the Issues, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(iv)	Tax: we express no opinion in respect of the tax treatment of the Documents or the Issues; you have not relied on us in relation to the tax implications of the Issues or the Documents for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the Documents; and

(v)	Anti-trust: we have not considered whether the Issues or the Documents comply with civil or criminal antitrust, cartel, competition, public procurement or state aid laws, nor whether any filings, clearances, notifications or disclosures are required or advisable under such laws.

Opinion

5. On the basis stated in paragraph 4, and subject to the assumptions in Schedule 2, the qualifications in Schedule 3 and any matters not disclosed to us, we are of the opinion that:

(a)	Corporate Authorisation: the entry into the Documents has been duly authorised by all necessary corporate action on the part of REPLC; and

(b)	Valid/Enforceable Obligations: on the assumption and to the extent that the obligations of REPLC under the Documents constitute legal, valid and binding obligations of REPLC enforceable in accordance with all applicable laws (including the laws of the State of New York) other than the laws of England, the obligations of REPLC under the Documents, when executed and delivered by REPLC as provided in the Indenture, will be recognised by, and enforceable in, the English courts subject to and in accordance with the provisions set out below.

Benefit of Opinion

6. This opinion is addressed to you for your benefit in relation to the Transaction.

7. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Governing Law

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

SCHEDULE 1

DOCUMENTS

(a)	a copy of the indenture (the Indenture) between The Bank of New York Mellon (as successor to The Chase Manhattan Bank), as trustee, the Issuer, REPLC and RENV and dated as of 9 May 1995 and a copy of each supplemental indenture thereto (being the Supplemental Indenture No 1 executed and delivered on March 2, 1998, the Supplemental Indenture No 2 executed and delivered on May 26, 1998, the Third Supplemental Indenture executed and delivered on February 21, 2001, the Fourth Supplemental Indenture executed and delivered on July 25, 2001, the Fifth Supplemental Indenture executed and delivered on January 16, 2009, the Sixth Supplemental Indenture executed and delivered on 12 May 2015 and the Seventh Supplemental Indenture executed and delivered on 30 April 2018;

(b)	a copy of the form of Debt Securities incorporated by reference as an exhibit to the Registration Statement;

(c)	a copy of the Registration Statement; and

(d)	the responsible officer’s certificate of REPLC dated 2 May 2018 (the Responsible Officer’s Certificate).

Each Debt Security and the Indenture are together referred to as the Documents and sometimes are individually referred to as a Document.

SCHEDULE 2

ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Constitutional Documents and Responsible Officer’s Certificates: the Memorandum and Articles of Association of REPLC which we have examined are those in force and the resolutions of the Board of Directors of REPLC and the committee of the Board of Directors of REPLC which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications in the Responsible Officer’s Certificate are true and accurate as at the date hereof and will be true and correct as at the date of the Issues;

(d)	Other Parties - Corporate Capacity/Approval: that each of the parties to the Documents (other than REPLC) has the necessary capacity and corporate power to execute, deliver and perform the Documents, and that the Documents have been or will be duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of REPLC, the laws of England);

(e)	Validity under Other Laws: that the Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (including the laws of the State of New York by which each of the Documents is expressed to be governed and the laws of the State of Delaware and the Netherlands but in this regard noting any qualifications as to enforceability of obligations set out in the opinions of Simpson Thacher & Bartlett LLP and De Brauw Blackstone Westbroek) (other than, in the case of REPLC, the laws of England) and that insofar as the laws or regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under any of the Documents, or (ii) any of the transactions contemplated by any of the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(f)	Filings under Other Laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of REPLC, the laws of England) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(g)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence, nor any course of dealings) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion. However, we confirm that we have examined all documents, agreements and other materials known to us that we consider necessary for the purposes of issuing this opinion;

(h)	Arm’s Length Terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(i)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting, of course, ourselves);

(j)	Representations: that the representations and warranties by the respective parties in the Documents (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made, and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(k)	Anti-terrorism, money laundering, antitrust and criminal cartel: that the parties to the Documents and all persons representing them have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, civil or criminal antitrust, cartel, competition, public procurement, state aid, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(l)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities; and

(m)	New York law: satisfactory evidence of the laws of the State of New York (by which each of the Documents is expressed to be governed) which is required to be pleaded and proved as a fact in any proceedings before the English Courts with respect to the Documents, could and would be so pleaded and proved.

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Choice of Law: the choice of the laws of the State of New York to govern the Documents would not be recognised or upheld by the English courts where to do so would be inconsistent with Regulation (EC) No. 593/2008 on the law applicable to contractual obligations and Regulation (EC) No. 864/2007 on the law applicable to non-contractual obligations;

(b)	Jurisdiction: we express no opinion as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(c)	Service of Process: an English court will only assume jurisdiction over a dispute and give judgment if the defendant has been properly served with legal process;

(d)	Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

(e)	Foreign Currencies: English courts can give judgments in currencies other than pounds sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss, but such judgments may be required to be converted into pounds sterling for enforcement purposes;

(f)	Security for Costs: under the rules of procedure applicable, an English court may, in certain circumstances, order a claimant in an action, to provide security for costs;

(g)	Stamp Duty Indemnities: any undertakings or indemnities in relation to United Kingdom stamp duties given by REPLC may be void under the provisions of Section 117 of the Stamp Act 1891;

(h)	Penalties: any provision in the Documents providing for the payment of additional moneys by any party, withholding of moneys, transfer of assets, forfeiture or other provisions which set out the consequences of such a party’s breach, whether expressed by way of, or having the effect of, additional interest, liquidated damages or otherwise, would be unenforceable if such provision was held to constitute a penalty. We express no opinion as to whether any such provision is a penalty;

(i)	Amendments to Guaranteed Contracts: an English court may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety. In relation to the Guarantees, we would advise obtaining the confirmation of the guarantor or surety in respect of such amendments to the guaranteed obligations;

(j)	Severability: in some circumstances an English court would not give effect to any provision of the Documents which provides that in the event of any invalidity, illegality or unenforceability of any provision of any such document, the remaining provisions thereof shall not be affected or impaired, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

(k)	Conditionality: where we express an opinion on the enforceability of the obligations of the Company, such opinion relates to enforceability of those obligations subject to the terms of the relevant Documents. For example, where any Document is expressed to be subject to conditions precedent, obligations under that Document may not be enforceable until all such conditions have been satisfied and the Documents are unconditional in all respects;

(l)	Enforcement Limitations: an English court may refuse to give effect to any provision in an agreement: (i) for the payment of costs and expenses (A) in respect of enforcement (actual or contemplated), or (B) in respect of unsuccessful litigation brought before an English court, or (C) where the court has itself made an order in respect of those costs and expenses; or (ii) which would involve the enforcement of penal revenue or other public laws of a foreign state; or (iii) which would be inconsistent with English public policy;

(m)	“Enforceable”: the term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations, or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set-off or to counterclaim;

(iii)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(v)	where a judgement is obtained against a State, the State may, even where it has submitted to the jurisdiction of the English courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of state immunity;

(vi)	enforcement of obligations may be invalidated by reason of fraud;

(vii)	the enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998; and

(viii)	there is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law;

(n)	Informal Amendments: we express no view on any provision in the Documents requiring amendments or waivers to be in writing and signed by the parties, in so far as such provision suggests that informal amendments or waivers could not be effectively agreed upon or granted by or between the parties, or implied by the course of conduct of the parties;

(o)	Other Contracts: to the extent that any operative provision in a Document is reliant on another contract or a provision in another contract, and such other contract or provision is held to be void then such operative provision would also be unenforceable, to the extent of such reliance;

(p)	Exculpatory Provisions: the effectiveness of contractual terms exculpating a party from liabilities or duties otherwise owed is limited by law;

(q)	Confidentiality: provisions imposing confidentiality obligations may be overridden by the requirement of legal process;

(r)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time;

(s)	Entire Agreement Clauses: an English court may not recognise the effectiveness of an entire agreement clause, particularly in circumstances where pre-contractual representations have been made which are alleged to be fraudulent;

(t)	Indemnity: any indemnity obligations imposed under any of the Documents may not be legal, valid, binding or enforceable insofar as they relate to fines and penalties arising out of matters of civil or criminal liability;

(u)	Exercise of Statutory Powers: any provision of the Documents which restricts the exercise of a statutory power by a party may be ineffective; and

(v)	Set-off: we express no opinion on whether a right of set-off against contingent, unascertained or unmatured obligations would be effective.